Exhibit 16.1

March 24, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures under the heading “Change in Registrant’s Certifying Accountant” included in the prospectus forming a part of Pony AI Inc. (the “Company”) Confidential Submission of its Registration Statement on Form F-1 to be submitted with the Securities Exchange Commission on or around March 27, 2023 (the “Disclosures”) and have the following comments:

1.	We agree with the statements made in the first through third paragraphs of the Disclosures.

2.	We have no basis on which to agree or disagree with the statements made in paragraph four of the Disclosures.

Yours truly,

/s/ Deloitte & Touche LLP

San Jose, California, United States